Exhibit 99.1

Pharmasset, Inc. 303-A College Road East Princeton, NJ 08540 U.S.A. Phone: (609) 613-4100 Fax: (609) 613-4150 www.pharmasset.com Nasdaq: VRUS

Pharmasset Initiates Phase 2a Trial with PSI-7977, a chirally pure isomer of PSI-7851

Princeton, NJ – (January 21, 2010) – Pharmasset, Inc. (Nasdaq: VRUS) today announces the initiation of a 28-day Phase 2a study with PSI-7977, a chirally pure isomer form of PSI-7851, a nucleotide analog polymerase inhibitor in development for the treatment of chronic hepatitis C (HCV). The trial will evaluate various doses of PSI-7977 in combination with Pegasys (peginterferon alfa 2a) and Copegus (ribavirin) in patients with HCV genotype 1 who have not been treated previously.

“We recently reported encouraging clinical results with PSI-7851”, said Michelle Berrey, MD, MPH, Pharmasset’s Chief Medical Officer. “We now believe there are a number of advantages in moving forward with a chirally pure isomer of PSI-7851, PSI-7977, including improvements in manufacturing. We look forward to reporting interim data from the Phase 2a trial in the third quarter of 2010, and hope to rapidly progress PSI-7977 into longer-term studies to demonstrate the safety and efficacy of the nucleosides/tides in all HCV genotypes.”

About PSI-7977

PSI-7851 is a mixture of two molecules of identical chemical composition, PSI-7976 and PSI-7977, which only differ in the stereo-orientation of one of the atoms. Once inside a liver cell, both molecules are rapidly converted to the same active triphosphate. Given the greater improvements in manufacturing and better in vitro potency, PSI-7977 was selected for further clinical development. A superior formulation in the form of a tablet has been developed and has recently been evaluated in a Phase 1 study in healthy volunteers. The 28 day Phase 2a trial using the improved manufacturing process and tablet formulation has now been initiated and interim results from this study are anticipated in the third quarter of 2010.

About the Phase 2a trial

The Phase 2a trial is expected to enroll about 60 patients with chronic hepatitis C infection who have not been treated previously. The primary goal of the study is to determine the safety and tolerability of PSI-7977 in combination with pegylated interferon and ribavirin. The primary efficacy endpoint of the trial will be the proportion of patients who achieve a rapid virologic response (RVR), defined as undetectable levels of HCV (measured by TaqMan assay) four weeks after the initiation of treatment. Patients will continue to be followed through a Sustained Virologic Response (SVR) endpoint. Patients will be randomized to receive one of four treatments:

•	PSI-7977 100mg QD in combination with Pegasys and Copegus for four weeks, followed by 44 weeks of Pegasys and Copegus

•	PSI-7977 200mg QD in combination with Pegasys and Copegus for four weeks, followed by 44 weeks of Pegasys and Copegus

•	PSI-7977 400mg QD in combination with Pegasys and Copegus for four weeks, followed by 44 weeks of Pegasys and Copegus

•	A control arm with Pegasys and Copegus

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing, and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is on the development of oral therapeutics for the treatment of hepatitis C virus (HCV) and, secondarily, on the development of Racivir™ for the treatment of human immunodeficiency virus (HIV). Our research and development efforts focus on nucleoside/tide analogs, a class of compounds which act as alternative substrates for the viral polymerase, thus inhibiting viral replication. We currently have three clinical-stage product candidates. RG7128, a nucleoside analog for chronic HCV infection, is in a Phase 2b clinical trial in combination with Pegasys® plus Copegus® and is also in the Phase 1b INFORM studies, the first series of studies designed to assess the potential of combinations of small molecules without Pegasys® and Copegus® to treat chronic HCV. These clinical studies are being conducted through a strategic collaboration with Roche. Our other clinical stage candidates include PSI-7977, a chirally pure isomer of PSI-7851, an unpartnered, next generation HCV nucleotide analog, that has completed initial Phase 1 clinical studies which provided supportive safety and efficacy data to initiate a Phase 2a trial, and Racivir, for the treatment of HIV, which has completed a Phase 2 clinical trial. We also have two purine nucleotide analogs, PSI-938 and PSI-879, in advanced preclinical development.

Pegasys® and Copegus® are registered trademarks of Roche.

Contact

Richard E. T. Smith, Ph.D.

VP, Investor Relations and Corporate Communications

richard.smith@pharmasset.com

Office: +1 (609) 613-4181

Forward-Looking Statements

Pharmasset “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including, without limitation, the risk that adverse events could cause the cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies involving our product candidates, the risk that our collaboration with Roche will not continue or will not be successful, and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of these and other risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section of our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and filed with the Securities and Exchange Commission entitled “Risk Factors” and discussions of potential risks and uncertainties in our subsequent filings with the Securities and Exchange Commission.